Exhibit 99.1
The Wilber Corporation Announces
Fourth Quarter 2008 Earnings and Quarterly Dividend

FOR IMMEDIATE RELEASE

DATE:	January 30, 2009
FROM:	Douglas C. Gulotty, President and CEO
PHONE:	607-433-4172

Oneonta, New York, January 30, 2009 – The Wilber Corporation (NYSE Alternext US: GIW) (“Company”), parent company of Wilber National Bank (“Bank”), today reported net income of $1.588 million and earnings per share of $0.15 for the three-month period ended December 31, 2008.  By comparison, the Company's net income and earnings per share for the three-month period ended December 31, 2007 were $1.360 million and $0.13, respectively.  This represents a 16.8% increase in net income and a 15.4% increase in earnings per share.  The Company's return on average assets and return on average equity for the fourth quarter of 2008 were 0.70% and 9.09%, respectively, as compared to 0.68% and 7.96%, respectively, for the same period in 2007.  Average total assets of the Company equaled $895.231 million for the fourth quarter of 2008 as compared to $798.492 million for the fourth quarter of 2007, a $96.739 million or 12.1% increase.  The improvement in operating results was due principally to an increase in earning assets.

As a result of the Company’s growth and expansion strategy initiated in the fourth quarter of 2007, both total assets and gross loans grew in 2008 to record levels of $924.874 million and $583.861 million, respectively.  While loan growth was seen across most major lending products, the increase in commercial loans represented the majority of the growth.  This stemmed from the Company’s success as it entered the Greater Syracuse and Capital District markets of New York State in addition to growth within its legacy markets.

For the three-month period ended December 31, 2008, net interest income increased by $922 thousand compared to the same period in 2007.  This improvement was principally due to an increase in average earning assets of $89.032 million or $11.7% between comparable periods.  Offsetting this improvement in operating results was a $380 thousand increase in the provision for loan losses and a $149 thousand increase in non-interest expense between comparable periods due principally to increases in salaries expense and computer service fees.

Operating results declined for the year ended December 31, 2008, as compared to the year ended December 31, 2007.  The Company’s net income was $5.816 million or $0.55 per share in 2008, as compared to net income of $7.707 million or $0.73 per share in 2007.  This represents a $1.891 thousand or 24.5% decrease in net income and a $0.18 per share or 24.6% decrease in earnings per share.  During the year ended December 31, 2007, the Company recorded a $615 thousand (non-taxable) gain on life insurance due to the death of a senior executive, $200 thousand in flood recovery grants, and $352 thousand in a deferred gain on the sale of a branch facility.  Similar events did not occur in the year ended December 31, 2008, negatively affecting comparative results for 2008.  The provision for loan losses for the year ended December 31, 2008 was $1.530 million, as compared to $900 thousand for the year ended December 31, 2007.  This increase of $630 thousand or 70.0% was primarily due to the increase in loans and the Company’s recognition of the weaker economic climate.  In addition, the expansion into the above mentioned markets caused personnel, advertising and marketing expenses to increase $1.266 million over the comparable prior year period.  The Company’s election to outsource the management of our core operating system was principally responsible for the $672 thousand increase in computer service fees, also over the comparable prior year period.  Douglas C. Gulotty, the Company's President and CEO, stated, “The net income produced by the bank was within the boundaries anticipated by management.  Expansion is an investment, and we are managing the Company for the long term, avoiding the excessive risks that often attend a drive for immediate current earnings.  For example, the Company's primary subsidiary, Wilber National Bank, placed in its portfolio $25.3 million in residential mortgages that met secondary market standards.  Holding these assets provides a stable and predictable revenue stream for the coming years; however, this decision reduced fee income that would have been earned upon sale of these loans to secondary market purchasers.”

Net interest income was $26.434 million for the year ended December 31, 2008, as compared to $24.556 million for the year ended December 31, 2007, a $1.878 million or 7.6% increase.  This increase was principally the result of an $82.711 million or 11.2% increase in average earning assets between comparable periods.  Tax equivalent net interest margin was 3.46% for the year ended December 31, 2008, as compared to 3.62% for the year ended December 31, 2007, a decline of 16 basis points and due, in part, to the continued customer migration from lower cost to higher cost deposit products.  “The Company pressed through the difficult economic environment and successfully increased the size of its traditional bank operations.  The core net interest income of the Company improved throughout the year.  The Company will continue to seek high quality loans within its marketplace, and fund those loans with traditional deposits.” remarked Mr. Gulotty.

The allowance for loan losses to period-end loans at December 31, 2008 was 1.30% as compared to 1.57% at December 31, 2007.  “While the Company realized strong loan growth through 2008 from both its core and expansion markets, we were able to focus on higher quality credits for placement in our portfolio.” added Mr. Gulotty.

Total deposits at December 31, 2008 were $765.873 million, an increase of $108.379 million from December 31, 2007.  Mr. Gulotty noted, “We are pleased to have raised these funds from our municipal and retail customers.  We have achieved balance with diversification in our funding sources, avoiding dependence on wholesale sources while serving our communities.”

In related news, the Company declared a quarterly dividend of $0.095 per share at its January 30, 2009 Board meeting.  The dividend will be paid on February 27, 2009 to shareholders of record on February 12, 2009 and represents the 104th consecutive quarterly dividend paid by the Company.

The Wilber Corporation is a single bank holding company headquartered in Oneonta, New York, and through its Bank subsidiary serves the financial needs of the communities of central and upstate New York.  The Wilber Corporation’s common stock trades under the symbol “GIW” on the NYSE Alternext US (formerly the American Stock Exchange).

Wilber National Bank, chartered in 1874, operates as a traditional commercial bank in its central New York market with 23 branch offices located in Otsego, Delaware, Schoharie, Ulster, Chenango, Onondaga, Saratoga, and Broome Counties and 3 loan production offices located in Otsego, Saratoga and Onondaga counties.  The Bank intermediates customer deposits and institutional borrowings into loans, short-term liquid investments, and investment securities.  The Bank’s lending activities include commercial lending, primarily to small and mid-sized businesses; mortgage lending for 1-4 family and multi-family properties, including home equity loans; mortgage lending for commercial properties; consumer installment and automobile lending; and, to a lesser extent, agricultural lending.  The Bank’s residential mortgage division, Provantage Home Loans, is a HUD endorsed lender that provides a wide variety of residential mortgage products, including government FHA loans that fit the needs of most consumers.  The Bank provides personal trust, agency, estate administration, and retirement planning services to individuals, as well as custodial and investment management services to institutions, through its Trust and Investment Division.  It also offers stocks, bonds and mutual funds through the third party broker-dealer firm INVeSTÒ.  The Bank currently has 295 full time equivalent employees.  Additional information about Wilber National Bank can be found at its website:  www.wilberbank.com.

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NOTE:  This release may contain certain statements that are historical facts or that concern the Company’s future operations or economic performance and that are to be considered forward-looking statements. Any such forward-looking statements are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. The Company cautions that all forward-looking statements involve risks and uncertainties, and that actual results may differ from those indicated in the forward-looking statements as a result of various factors such as changing economic and competitive conditions and other risks and uncertainties. In addition, any statements in this release regarding historical stock price performance are not indicative of or guarantees of future price performance.

THE WILBER CORPORATION
CONSOLIDATED FINANCIAL INFORMATION
($ In thousands, except per share amounts) Unaudited

	As of and for the three		As of and for the twelve
	months ended December 31,		months ended December 31,
Condensed Income Statement	2008	2007 (3)	2008	2007 (3)
Net interest income	$7,086	$6,164	$26,434	$24,556
Provision for loan losses	630	250	1,530	900
Net interest income after provision for loan losses	6,456	5,914	24,904	23,656
Non-interest income	1,302	1,365	6,309	7,036
Non-interest expense	5,719	5,570	23,724	20,857
Income before taxes	2,039	1,709	7,489	9,835
Income taxes	451	349	1,673	2,128
Net income	$1,588	$1,360	$5,816	$7,707

Share and Per Share Data
Average common shares outstanding (in thousands)	10,504	10,504	10,504	10,504
Period-end common shares outstanding (in thousands)	10,504	10,504	10,504	10,504

Net income per share	$0.15	$0.13	$0.55	$0.73

Cash dividends declared	$0.095	$0.095	$0.38	$0.38

Book value per common share	$6.42	$6.61	$6.42	$6.61

Period-end Balances
Total assets	$924,874	$793,680	$924,874	$793,680
Earning assets	887,979	748,813	887,979	748,813
Loans, gross (4)	583,861	445,105	583,861	445,105
Allowance for loan losses	7,564	6,977	7,564	6,977
Deposits	765,873	657,494	765,873	657,494
Shareholders’ equity	67,459	69,399	67,459	69,399

Average Balances
Total assets	$895,231	$798,492	$862,577	$776,404
Earning assets	848,238	759,206	819,527	736,816
Loans, gross (4)	557,382	437,802	498,997	424,829
Allowance for loan losses	7,292	6,876	7,060	6,802
Deposits	734,522	656,173	714,015	643,386
Shareholders’ equity	69,536	67,807	69,675	65,114

Key Ratios
Earnings:
Return on average assets	0.70%	0.68%	0.67%	0.99%
Return on average equity	9.09%	7.96%	8.35%	11.84%
Net interest margin (tax-equivalent)	3.54%	3.51%	3.46%	3.62%
Efficiency ratio (1)	64.64%	68.52%	68.42%	61.76%

Asset Quality
Net loan charge-offs to average loans, annualized	0.21%	0.13%	0.19%	0.14%
Allowance for loan losses to period-end loans	1.30%	1.57%	1.30%	1.57%
Allowance for loan losses to non-performing loans (2)	105%	114%	105%	114%
Non-performing loans to period-end loans	1.24%	1.38%	1.24%	1.38%
Non-performing assets to period-end assets	0.80%	0.80%	0.80%	0.80%

Common Stock Data
The Company’s common stock ($0.01 par value per share) trades on the	2008	High Trade	Low Trade	Dividend
NYSE Alternext US (formerly the American Stock Exchange) under the symbol GIW.	4th Quarter	$7.90	$5.54	$0.095
	3rd Quarter	$8.98	$7.70	$0.095
	2nd Quarter	$9.00	$8.31	$0.095
	1st Quarter	$9.10	$8.52	$0.095
	2007	High Trade	Low Trade	Dividend
	4th Quarter	$9.50	$8.65	$0.095
	3rd Quarter	$12.00	$8.20	$0.095
	2nd Quarter	$9.89	$8.85	$0.095
	1st Quarter	$10.29	$9.17	$0.095

(1) Calculated by dividing total non-interest expense less amortization of intangibles and other real estate expense by tax-equivalent net interest income plus non-interest income other than securities gains and losses.
(2) Non-performing loans include non-accrual loans, troubled debt restructured loans and accruing loans 90 days or more delinquent.
(3) Certain figures have been reclassified to conform with current period presentation.
(4) Period-end and average loan balances include non-accrual loans and net deferred loan fees and costs and excludes the allowance for loan losses and loans held for sale.